Exhibit 4.7

     Zions Bancorporation 1998 Non-Qualified Stock Option and Incentive Plan
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                              Zions Bancorporation

                               a Utah corporation

               1998 Non-Qualified Stock Option and Incentive Plan

                               ARTICLE I - GENERAL

1.1.  Purpose.

     The purposes of this Zions Bancorporation 1998 Non-Qualified Stock Option and Incentive Plan (the "Plan") are to: (1) substitute the Plan in place of the Company's employee profit sharing plan; (2) closely associate the interests of certain key employees of Zions Bancorporation, a Utah corporation, and its affiliates (collectively referred to as the "Company") with the shareholders of the Company, by reinforcing the relationship between participants' rewards and shareholder gains; (3) provide such key employees with an equity ownership in the Company commensurate with Company performance, as reflected in increased shareholder value; (4) maintain competitive compensation levels; and (5) provide an incentive to certain key employees to remain with the Company and to put forth maximum efforts for the success of its business. Executive officers and directors are not eligible to receive any grants under this Plan.

1.2.  Administration.

          (a) The Board of Directors of the Company, or the Employee Health, Benefits and Pension Committee of the Company (whether the full Board, or a committee, referred to herein as the "Committee"), shall administer the Plan and shall approve any transaction under the Plan involving a grant, award or other acquisition from the Company. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase or change the size of the Committee, and appoint new members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, or remove all members of the Committee.

          (b) The Committee shall have the authority, without limitation, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, and from time to time, to:

                  (i) Administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan;

                  (ii) Designate the employees or classes of employees or others eligible to participate in the Plan from among those described in Section 1.3 below;

                  (iii) Grant awards provided in the Plan in such form, amount and under such terms as the Committee shall determine;

                  (iv) Determine the purchase price of shares of Common Stock covered by each Option (the "Option Price");

                  (v) Determine the Fair Market Value of Common Stock for purposes of Options;

                  (vi) Determine the time or times at which Options shall be granted;

                  (vii) Determine the terms and provisions of the Option agreements (none of which need be identical or uniform) evidencing Options granted under the Plan and to impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate; and
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                  (viii) Interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

         The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any delegate may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

          (c) All decisions, determinations and interpretations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be final, binding and conclusive on all Optionees and the Company.

          (d) One member of the Committee shall be elected by the Committee as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

          (e) No member of the Board or Committee shall be liable for any action taken or decision or determination made in good faith with respect to any Option award hereunder.

          (f) Unless such holding period is waived by the Company, any employees of the Company who are subject to the short-swing profits provisions of
     Section 16 of the Securities Exchange Act of 1934 (the "34 Act") and who acquire shares of Company stock pursuant to this Plan, must hold such shares for a period of six months following the date of acquisition, provided that this condition shall be satisfied with respect to stock options or other derivative securities granted to such employees if at least six months elapse from the date of grant of the Option to the date of disposition by such employee of the Option (other than upon exercise), or the shares of Common Stock underlying the Option.

1.3.  Eligibility for Participation

         Participants in the Plan shall be selected by the Committee, and awards under the Plan, as described in Section 1.4 below, may be granted by the Committee, to employees of the Company who have been employed by the Company for at least one full year prior to the date of grant and work at least 20 hours per week; provided, however, that executive officers and directors are not eligible to receive any grants under this Plan. For purposes of this Plan, an employee's prior employment with an entity that has been acquired by the Company shall be counted towards the one-year employment requirement set forth herein.

1.4.  Types of Awards Under Plan.

         Awards under the Plan shall be in the form of non-qualified stock options, the tax consequences of which are governed by the provisions of Section 83 of the Internal Revenue Code of 1986 (the "Code"), as described in Article II.

1.5.  Aggregate Limitation on Awards.

          (a) Except as may be adjusted pursuant to Section 4.10 below, shares of stock which may be issued upon exercise of Options under the Plan shall be authorized and unissued or treasury shares of Common Stock of the Company ("Common Stock"). The number of shares of Common Stock the Company shall reserve for issuance upon exercise of Options to be granted from time to time under the Plan, and the maximum number of shares of Common Stock which may be issued under the Plan, shall not exceed in the aggregate One Million Five Hundred Thousand (1,500,000) shares of Common Stock. In the absence of an effective registration statement under the Securities Act of 1933 (the "Act"), all Stock Options granted and shares of Common Stock subject to their exercise will be restricted as to subsequent resale or transfer, pursuant to the provisions of Rule 144 promulgated under the Act.

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          (b) For purposes of calculating the maximum number of shares of Common
     Stock which may be issued under the Plan:

                  (i) All the shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of an Option; and

                  (ii) Only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option.

          (c) Shares tendered by a participant as payment for shares issued upon exercise of an Option shall be available for issuance under the Plan. Any shares of Common Stock subject to an Option, which for any reason is canceled, terminated, unexercised or expires in whole or in part shall again be available for issuance under the Plan.

1.6.  Effective Date and Term of Plan.

          (a) The Plan shall become effective as of the 19th day of September 1998 (the "Effective Date").

          (b) No awards shall be granted under the Plan after or on the 19th day of September 2008, which date is ten (10) years after the Effective Date (the "Plan Termination Date"); provided, however, that the Plan and all awards made under the Plan prior to such Plan Termination Date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.

                           ARTICLE II - STOCK OPTIONS

2.1.  Award of Stock Options.

         The Committee may from time to time, and subject to the provisions of the Plan, and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more options to purchase for cash or for Company shares the number of shares of Common Stock allotted by the Committee ("Stock Options"). The date a Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

2.2.  Stock Option Agreements.

         The grant of a Stock Option shall be evidenced by a writing which shall set forth, at a minimum, the name of the grantee, the date of the grant, the amount of options granted and the Option Price. Any such writing shall be in a form which the Committee shall determine appropriate under the circumstances.

2.3.  Stock Option Price.

         The Option Price per share of Common Stock deliverable upon the exercise of a Stock Option shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted, unless the Committee shall determine, in its sole discretion, that there are circumstances which reasonably justify the establishment of a lower Option Price.

2.4.  Term, Vesting and Exercise.

     Unless otherwise provided by the Committee or in the Stock Option Agreement pertaining to the Stock Options, each Stock Option shall be exercisable beginning one year after the date of its grant and ending not later than four years after the date of grant thereof (the "Option Term"). No Stock Option shall be exercisable after the expiration of its Option Term. All Stock Options shall be subject to three-year vesting. One-third (1/3) shall vest on the first anniversary of the grant; one- third (1/3) shall vest on the second anniversary of the grant; and the final one-third (1/3) shall vest on the third anniversary of the grant.

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2.5.  Manner of Payment.

         The Committee shall establish a procedure governing the exercise of the Stock Options granted hereunder, which shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the Optionee shall pay to the Company, in full, the Option Price for such shares with cash or with Common Stock previously owned by Optionee.

2.6.  Death of Optionee.

          (a) Upon the death of the Optionee, any rights to the extent exercisable on the date of death shall immediately vest and may be exercised by the Optionee's estate, or by a person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining effective term of the Stock Option and one year after the Optionee's death.

          (b) The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

2.7.  Retirement, Disability or Termination of Employment.

         Upon termination of the Optionee's employment, whether voluntarily or involuntarily, by reason of retirement or permanent disability (as each is determined by the Committee), the Optionee may, within ninety (90) days from the date of termination, exercise any Stock Options to the extent such options are exercisable during such ninety-day period.

2.8.  Termination for Cause.

         If an Optionee's employment is terminated for cause, as determined in the sole discretion of the Committee, all Stock Options shall immediately terminate and may not be exercised.

                      ARTICLE III - INCENTIVE STOCK OPTIONS

3.1.  Award of Incentive Stock Options.

         There shall be no Incentive Stock Options awarded under this Plan.

                           ARTICLE IV - MISCELLANEOUS

4.1.  General Restriction.

         Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the grantee of an award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be exercised or consummated in whole or in part unless and until such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

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4.2.  Withholding Taxes.

         Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall, to the extent permitted or required by law, have the right to require the Optionee, as a condition of exercise of its Options, to remit to the Company no later than the date of issuance or exercise, or make arrangements satisfactory to the Committee regarding payment of, any amount sufficient to satisfy any Federal, state and/or local taxes of any kind, including, but not limited to, withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If the participant fails to pay the amount required by the Committee, the Company shall have the right to withhold such amount from other amounts payable by the Company to the participant, including but not limited to, salary, fees or benefits, subject to applicable law. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy any such taxes, including, but not limited to, withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

4.3.  Right to Terminate Employment.

         Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such participant.

4.4.  Non-Uniform Determinations.

         The Committee's determinations under the Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

4.5.  Rights as a Shareholder.

         The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued to him or her.

4.6.     Fractional Shares.

         Fractional shares shall not be granted under this Plan.

4.7.  Definitions.

         As used in this Plan, the following words and phrases shall have the meanings indicated in the following definitions:

          (a) "Affiliate" means any person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

          (b) "Disability" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than one year.

          (c) "Fair Market Value" per share in respect of any share of Common Stock as of any particular date shall mean (i) the closing price per share of Common Stock reflected on a national securities exchange for the last preceding date on which there was a sale of such Common Stock on such exchange; or (ii) if the shares of Common Stock are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market; or (iii) in case no reported sale takes place, the average of the closing bid and asked prices on the National Association of Securities Dealers' Automated Quotations System ("NASDAQ") or any comparable system, or if the shares of Common Stock are not listed on NASDAQ or comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose; or (iv) if the shares of Common

     Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine in any such other manner as the Committee may deem appropriate. In no event shall the Fair Market Value of any share of Common Stock be less than its par value. The Fair Market Value of the Common Stock shall be so discounted as determined by the Committee.

          (d) "Option" means a Stock Option.

          (e) "Option Price" means the purchase price per share of Common Stock deliverable upon the exercise of an Option.

          (f) "Parent Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Optionee's employer corporation if, at the time of granting an Option, each of the corporations other than the Optionee's employer corporation owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (g) "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Optionee's employer corporation if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.8.  Leaves of Absence.

         The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Option. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

4.9.  Newly Eligible Employees.

         The Committee shall be entitled to make such rules, regarding eligibility to participate in the Plan, after the commencement of an award period.

4.10.  Adjustments.

         If there is any change in the number of shares of Common Stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of such shares, the number of shares of Common Stock available for awards under the Plan pursuant to Section 1.5 above, the number of such shares covered by the outstanding Options and the price per share of such Options shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

         A dissolution or liquidation of the Company shall cause each outstanding option to terminate. A merger or consolidation in which the Company is not the surviving corporation shall cause each outstanding option to be substituted into options of the surviving corporation.

4.11.  Amendment of the Plan.

         The Committee may, at any time and from time to time, terminate or modify or amend the Plan in any respect, including in response to changes in securities, tax or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect his or her other rights under an award previously granted to him or her.

4.12.  General Terms and Conditions of Options.

         Each Option shall be evidenced by a writing between the Company and the Optionee, which agreement, unless otherwise stated in Article II of the Plan, shall comply with and be subject to the following terms and conditions:

          (a) Number of Shares. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

          (b) Option Price. Each Option Agreement shall state the Option Price which shall be not less than 100% of the undiscounted Fair Market Value of the shares of Common Stock of the Company on the date of grant of the Option. The Option Price shall be subject to adjustment as provided in
     Section 4.10 hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. No Options shall be granted under the Plan more than 10 years after the date of adoption of the Plan by the Board, but the validity of Options previously granted may extend and be validly exercised beyond that date. Options granted under the Plan shall be for a period determined by the Committee.

          (c) Medium and Time of Payment. The Option Price shall be paid in full at the time of exercise in cash or in shares of Common Stock having a Fair Market Value equal to such Option Price or in a combination of cash and such shares, and may be effected in whole or in part with monies received from the Company at the time of exercise as a compensatory cash payment; provided, however, that each such method and time for payment shall be permitted by and be in compliance with applicable law. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Option Agreement. The exercise period shall be determined by the Committee for all Options; provided, however that such exercise period shall not exceed 10 years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided herein. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided, however, that an Option may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than
     100).

          (d) Termination. Unless otherwise specifically provided by the Plan, an Option may not be exercised unless the Optionee is then in the employ of the Company or a Parent, division or Subsidiary Corporation (or a corporation issuing or assuming the Option in a transaction to which Code
     Section 424(a) applies), and unless the Optionee has remained continuously so employed since the date of grant of the Option. No Option may be exercised after the expiration of its term.

          (e) Non-transferability of Options. For the purpose of preserving to the Company the right and ability to register the exercise of Options on Form S-8 under the Act, including exercises of Options by former employees and the executors, administrators or beneficiaries of the estates of deceased employees, Options granted under the Plan shall not be transferable otherwise than (i) by Will; (ii) by the laws of descent and distribution; or (iii) to a revocable inter vivos trust for the primary benefit of the Optionee and his or her spouse. Options may be exercised, during the lifetime of the Optionee, only by the Optionee, his or her guardian, legal representative or the Trustee of an above described trust. Except as permitted by the preceding sentences, or unless the Committee determines that the ability to register the underlying shares on Form S-8 need not be preserved, no Option granted under the Plan or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such Option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option, or of any right or privilege conferred hereby, contrary to the provisions of this Plan, or upon the levy of any attachment or similar process upon such Option, right, or privilege, the Option and such rights and privileges shall immediately become null and void.

          (f) Effect of Certain Changes.

                  (i) In the event of a change in the Common Stock of the Company as presently constituted which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

                  (ii) Except as hereinbefore expressly provided in this Plan, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock or any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, consolidation or other reorganization or spin-off of assets or stock of another corporation; and any issue by the Company of shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of price of shares of Common Stock subject to the Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

          (g) Rights as a Shareholder. An Optionee or a transferee of an Option shall have no right as a shareholder with respect to any shares covered by the Option until the date of the issuance of a certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such certificate is issued, except as provided in the immediately preceding Section hereof.


4.13.  Effects of Headings

         The Section and Subsection headings contained herein are for convenience only and shall not affect the construction hereof.



ADOPTED BY RESOLUTION OF THE BOARD OF DIRECTORS, ON SEPTEMBER 18, 1998.



                                           /s/Dale M. Gibbons
                                              -----------------------------
                                              Dale M. Gibbons, Secretary